Exhibit 99.1

Monotype Imaging Announces First Quarter 2008 Results

Company continues to execute growth strategy

WOBURN, Mass.--(BUSINESS WIRE)--Monotype Imaging Holdings Inc. (Nasdaq: TYPE) today announced financial results for the first quarter of 2008, which ended March 31, 2008.

“We are pleased with our achievements in the first quarter of 2008,” said Doug Shaw, president and chief executive officer. “We drove key operational initiatives, met our financial goals and continued to execute our growth strategy. We added a number of key new accounts and continued to grow both our OEM and Creative Professional businesses. We remain confident that we will achieve our objectives for 2008.”

First quarter 2008 results

Revenue for the first quarter of 2008 was $27.3 million, up six percent over revenue of $25.7 million in the first quarter of 2007. Net income for the quarter was $3.7 million, compared to net income of $1.6 million for the same period last year. Earnings per diluted share were $0.10 in the first quarter of this year compared to a loss per diluted share of $4.35 in the first quarter of 2007. The first quarter of 2007 included a $13.7 million reduction to net income available to common shareholders for accretion of convertible redeemable preferred stock. All convertible redeemable preferred stock was converted to common and redeemable preferred stock and the redeemable preferred stock was redeemed in connection with the company’s initial public offering in July 2007.

In the first quarter of 2008, non-GAAP adjusted EBITDA was $13.0 million. This compared to non-GAAP adjusted EBITDA of $11.6 million in the first quarter of last year. A reconciliation of GAAP net income to non-GAAP adjusted EBITDA is provided in the financial tables that accompany this release. Net income and non-GAAP adjusted EBITDA in the first quarter of 2008 included an after-tax gain of $1.3 million or $0.04 per diluted share, associated with foreign currency exchange gains. This was partially offset by costs of approximately $0.5 million, or $0.01 per diluted share, related to increased legal and accounting expenses associated with preparation for an offering of our securities. These costs are permanent non-deductible costs for tax purposes.

At the end of the first quarter of 2008, Monotype Imaging had cash balances of $27.8 million and outstanding debt of $128.1 million. This compares to cash balances of $19.6 million and outstanding debt of $131.4 million as of December 31, 2007.

Financial outlook

Monotype Imaging continues to expect full year revenue for 2008 in the range of $112 million to $116 million. The company also continues to expect full year 2008 non-GAAP adjusted EBITDA in the range of $49 million to $52 million. The company expects to report diluted earnings per share in the range of $0.38 to $0.43 for the full year. This estimate reflects the foreign exchange gain and legal and accounting expenses described above, as well as a higher than anticipated effective tax rate.

First quarter highlights

During the first quarter, Monotype Imaging continued to execute its strategy to drive growth by enhancing core products and expanding market availability of the company’s fonts and font technologies. Key font rendering and multilingual text layout technologies were updated, and new multilingual fonts were released, aimed at improving font choice for OEMs and helping to ease entry into international or emerging markets. The company also introduced a plug-in solution for open source Linux® development environments. Based on Monotype Imaging’s iType® font engine, the iType Connects™ plug-in for Linux is designed to help speed time to market for products that display scalable, stylistic and multilingual text.

The first quarter of 2008 also marked the announcement that Verizon Wireless has begun to supply handset manufacturers with an eight-font, scalable typeface family from Monotype Imaging. Optimized for legibility, the fonts are employed by handset manufacturers to build user interfaces for Verizon Wireless phones.

More recently, Monotype Imaging announced that OpenTV has licensed the iType Connects plug-in along with fonts and multilingual technology for the OpenTV® Core2™ set-top box middleware solution, and Garmin has licensed the iType font engine for a range of Garmin® nüvi® automotive navigation devices.

“These achievements demonstrate our commitment to bring forward text solutions for worldwide markets,” Shaw said. “As we expand into various market segments, a key objective is to enable OEMs and developers to exploit the benefits of scalable fonts and font technologies through a broad range of industry development platforms. In addition, our relationships with Verizon Wireless, OpenTV and Garmin underscore the important role of scalable fonts, not only to achieve superior text quality, but also to reduce development time and the memory footprint of the device.”

Conference call details

Monotype Imaging will host a conference call today, May 12, 2008 at 5:00 p.m. EDT to discuss the company’s first quarter results and business outlook for 2008. Individuals who are interested in listening to the audio webcast should log on to the “Investor Relations” portion of the “About Us” Section of Monotype Imaging’s Web site at www.monotypeimaging.com. The live call can be accessed by dialing 877-407-5790 (domestic) or 201-689-8328 (international). The audio webcast will also be archived on the company’s Web site.

Non-GAAP financial measures

This press release contains non-GAAP financial measures under the rules of the U.S. Securities and Exchange Commission. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. The reconciliation to net income for the three months ended March 31, 2008 and 2007 are in the tables attached to this press release. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget and in reporting to lenders. Non-GAAP financial measures are used by Monotype Imaging management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, Monotype Imaging believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. Monotype Imaging management compensates for these limitations by considering the company’s financial results as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in this press release.

Forward-looking statements

This press release may contain forward-looking statements including those related to future revenues and operating results, the growth of the company’s OEM business and Creative Professional business, the execution of the company’s growth strategy and anticipated business momentum that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the demand for the company’s products or increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products or product features; risks associated with the company’s ability to adapt its products to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; and risks associated with the ownership and enforcement of the company’s intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. While Monotype Imaging may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype Imaging

Monotype Imaging is a global provider of text imaging solutions for manufacturers and developers of consumer electronics devices including laser printers, copiers, mobile phones, digital televisions, set-top boxes, digital cameras and software applications and operating systems. The company also provides printer drivers and color imaging technologies to OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 10,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative and business professionals through custom font design services, direct sales or e-commerce portals. Monotype Imaging offers fonts and industry-standard solutions that support all of the world’s major languages. The company is based in Woburn, Mass., with regional offices in the U.K., Germany (Linotype), Mt. Prospect, Ill., Redwood City, Calif., Boulder, Colo., Japan and China. Information about Monotype Imaging and its products can be found at www.monotypeimaging.com, www.fonts.com, www.linotype.com, www.monotypefonts.com, www.itcfonts.com, www.customfonts.com, www.fontwise.com, www.fonts.hk and www.faces.co.uk.

Monotype and iType are trademarks of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. iType Connects is a trademark of Monotype Imaging Inc. and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain other jurisdictions. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. which may be registered in certain jurisdictions. Linotype is a trademark of Linotype GmbH registered in the U. S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. Linux is the registered trademark of Linus Torvalds in the U.S. and other countries. OpenTV is a registered trademark and OpenTV Core2 is a trademark of OpenTV, Inc. Garmin and nüvi are registered trademarks of Garmin Ltd. or its subsidiaries. All other trademarks are the property of their respective owners. © 2008 Monotype Imaging Holdings Inc. All rights reserved.

MONOTYPE IMAGING HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited and in thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$27,802	$19,584
Accounts receivable, net	6,064	4,459
Income tax refunds receivable	328	1,391
Deferred income taxes	1,506	1,506
Prepaid expense and other current assets	2,040	1,156

Total current assets	37,740	28,096
Property and equipment, net	2,421	2,290
Goodwill	145,375	141,346
Intangible assets, net	101,109	102,446
Investment in interest rate cap	32	1
Prepaid royalties	311	315
Other assets	1,879	1,852

Total assets	$288,867	$276,346

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$931	$1,845
Accrued expenses	10,385	13,116
Accrued income taxes	2,331	2,687
Deferred revenue	14,826	4,652
Current portion of long-term debt	17,727	18,582

Total current liabilities	46,200	40,882
Long-term debt, less current portion	110,365	112,818
Deferred revenue, net of current portion	1,179	241
Deferred income taxes	17,928	15,567
Reserve for income taxes, net of current portion	1,149	1,387
Other long-term liability	233	245
Accrued pension benefits	3,541	3,199
Stockholders’ equity:
Preferred stock	—	—
Common stock	34	34
Additional paid-in capital	139,098	138,219
Treasury stock, at cost	(41)	(41)
Accumulated deficit	(35,140)	(38,826)
Accumulated other comprehensive income	4,321	2,621

Total stockholders’ equity	108,272	102,007

Total liabilities and stockholders’ equity	$288,867	$276,346

MONOTYPE IMAGING HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended March 31,
	2008	2007
Revenue	$27,343	$25,710
Costs and expenses:
Cost of revenue	2,701	2,747
Cost of revenue—amortization of acquired technology	849	844
Marketing and selling	5,428	4,531
Research and development	4,287	4,049
General and administrative	5,170	3,536
Amortization of other intangible assets	1,806	1,779

Total costs and expenses	20,241	17,486
Income from operations	7,102	8,224
Other (income) expense:
Interest expense	2,565	5,344
Interest income	(53)	(21)
Gain on foreign exchange	(2,244)	(140)
Loss on interest rate caps	14	259
Other income, net	(5)	(246)

Total other expense	277	5,196
Income before provision for income taxes	6,825	3,028
Provision for income taxes	3,139	1,448

Net income	$3,686	$1,580

Net income (loss) available to common stockholders (1)	$3,686	$(12,126)

Net income (loss) per common share:
Basic	$0.11	$(4.35)
Diluted	$0.10	$(4.35)
Weighted average number of shares:
Basic (2)	33,516,729	2,786,916
Diluted (2)	35,406,054	2,786,916

(1) Net income (loss) available to common stockholders represents net income reduced by accretion of redeemable preferred stock. Upon redemption of the redeemable preferred stock in July 2007, accretion ceased. For the period of January 1, 2007 to March 31, 2007, accretion was $13,706.

(2) Adjusted to retroactively reflect the 4-for-1 stock split effected on July 5, 2007.

MONOTYPE IMAGING HOLDINGS INC. OTHER INFORMATION (Unaudited and in thousands)

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended March 31,
	2008	2007
GAAP net income	$3,686	$1,580
Provision for income taxes	3,139	1,448
Interest expense, net	2,512	5,323
Depreciation and amortization	2,940	2,857

EBITDA	$12,277	$11,208
Share-based compensation	688	382

Non-GAAP adjusted EBITDA	$12,965	$11,590

OTHER INFORMATION

Share-based compensation is comprised of the following:

	Three Months Ended March 31,
	2008	2007
Marketing and selling	$130	$101
Research and development (1)	303	74
General and administrative	255	207

Total share-based compensation	$688	$382

(1) Includes $0.2 million, in the three months ended March 31, 2008, of share-based compensation expense associated with the conversion of convertible promissory notes in July 2007. The notes were issued in connection with our acquisition of China Type Design Ltd. in 2006.

MONOTYPE IMAGING HOLDINGS INC. MARKET INFORMATION (Unaudited and in thousands)

The following table presents revenue for our two major markets:

	Three Months Ended March 31,
	2008	2007
OEM	$17,760	$17,263
Creative Professional	9,583	8,447

Total revenue	$27,343	$25,710

Source: Monotype Imaging Inc.

CONTACT:
Monotype Imaging Holdings Inc.
Mary Norton, 781-970-6120
Director of Investor Relations